Exhibit 10.23.1

ADDENDUM TO THE SEVERANCE AGREEMENT DATED MAY 11, 2004 BETWEEN
PAMELA G. BOONE AND MAVERICK TUBE CORPORATION

This Addendum to the Severance Agreement dated May 11, 2004 between Pamela G. Boone and Maverick Tube Corporation (the "Addendum") is made as of the 12th day of January, 2005, by and between MAVERICK TUBE CORPORATION, a Delaware corporation (the "Company"), and Pamela G. Boone ("Executive").

WHEREAS, the Board of Directors of the Company ("Board") has determined that it is in the best interests of the Company and its stockholders to modify the current Severance Agreement between Executive and Company; and

WHEREAS, the Board, in consideration for said modification desires to obtain a full release of all claims from Executive;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.  Severance Pay Trigger. If the employment of Executive is terminated, whether voluntarily or involuntarily for any reason whatsoever within one hundred eighty (180) days of the earlier of March 15, 2005 or the appointment of a new Chief Financial Officer by the Company, the Company shall pay Executive a lump sum of $332,100 (such sum equal to eighteen (18) months current base compensation on the date such termination occurs (“Effective Date” plus eighteen (18) months of Executive’s COBRA benefit premiums). Except as specifically provided herein, no other severance payments or benefits will be furnished or paid, and all contributions or deductions, if any shall cease as of the Effective Date.

2.  Release of Company. In consideration of the benefits provided by this Addendum and the stipulations and covenants made hereunder, Executive, with the intent of binding herself and her successors, heirs, assigns, attorneys, and family members, hereby releases and forever discharges the Company and its parents, affiliates, subsidiaries and other related companies and each of their officers, directors, agents, representatives and employees from and against any and all liabilities, claims, grievances, demands, charges, actions and causes of action whatsoever which first arose prior to and through the date on which this Addendum is executed, including but not limited to, any and all claims arising under or pursuant to The Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §621 et seq.; The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e et seq.; The Civil Rights Act of 1991, 42 U.S.C. §1981(a) et seq.; The Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et seq.; The Missouri Human Rights Act, 213.010 RSMo et seq.; The Missouri Service Letter Statute §290.140 RSMo et seq., and any and all other statutes or ordinances, and any and all claims arising under or pursuant to common law. Executive expressly waives the benefit of any statute or rule of law which, if applied to this Addendum, would otherwise exclude from its binding effect any claims not known by Executive to exist. Executive also agrees that she will not institute any claims for damages or for other relief by charge or otherwise, nor will she authorize, encourage, or induce any other person or entity, governmental or otherwise, to enter into any claim for damages or for other relief via administrative or legal proceedings against the Company for any such claims and should she do so she will immediately tender back all of the Severance Payments referred to in Paragraph 1 of this Addendum and pay all costs and expenses (including attorneys’ fees) incurred by the Company and any other defendant in defending such claims.

3.  Release of Executive. In consideration of the benefits provided by this Addendum and the stipulations and covenants made hereunder, the Company and its parents, affiliates, subsidiaries and other related companies and each of their officers, directors, agents, representatives and employees, with the intent of binding itself and its successors and assigns, hereby releases and forever discharges Executive from and against any and all liabilities, claims, grievances, demands, charges, actions and causes of action whatsoever which first arose prior to and through the date on which this Addendum is executed, including but not limited to, any and all claims arising under or pursuant to any Federal or state statute, regulation, contract, common law, tort, equity, and any and all other claims. The Company expressly waives the benefit of any statute or rule of law which, if applied to this Addendum, would otherwise exclude from its binding effect any claims not known by the Company to exist. The Company also agrees that it will not institute any claims for damages or for other relief, nor will it authorize, encourage, or induce any other person or entity, governmental or otherwise, to enter into any claim for damages or for other relief via administrative or legal proceedings against Executive for any such claims and should it do so it will pay all costs and expenses (including attorneys’ fees) incurred by Executive and any other defendant in defending such claims.

4.  Review of Public Statements. Executive shall be informed by Company if it intends to issue a written public statement that include Executive’s name. Executive shall have the right to review any such written statement prior to its issuance. The Company, however, shall retain sole authority with respect to the contents of any such written communication.

5.  Affirmation. Executive affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form.

6.  Post-Termination Matters. In the event Executive’s employment with the Company ends during the 18 month time period set forth in Paragraph 1 above, then the following terms shall apply: First, should Executive breach any provision of this Addendum, she shall be required to immediately tender back all payments made by the Company pursuant to Paragraph 1 of this Addendum. Second, Executive agrees not to apply for or accept employment or re-employment with Company, or any parent, affiliate, subsidiary or related company. Third, the Company and Executive agree that each shall make no statement or take any action that disparages the other. Fourth, Executive agrees that she shall not attempt to induce other employees of the Company to leave their employment with the Company.

7.  Acceptance. Executive acknowledges that she has been given twenty-one (21) days from the date she receives this Addendum to consider, sign and accept it. Executive further acknowledges and agrees that this period constitutes a reasonable amount of time during which to consider this Addendum.

8.  Revocation Period. For a period of seven (7) days following the execution of this Addendum, Executive may revoke the Addendum and the Addendum shall not become effective or enforceable until this Revocation Period has expired.

9.  Attorney Consultation. Executive has the right to consult with an attorney with respect to this Addendum and should exercise that right. Company shall reimburse Executive for her reasonable legal fees incurred associated with the review of this Agreement up to the amount of three thousand dollars ($3,000), which shall be grossed up for tax consequences to Executive according the Company’s internal formula. Said reimbursement shall be payable within fifteen (15) days upon remittance of supporting documentation which must be submitted by Executive no later than September 15, 2005. Company shall not be responsible for any legal fees or expenses associated with the termination, whether voluntary or involuntary, of Executive’s employment.

10.  No Other Inducement. Executive represents and warrants that no promise or inducement has been offered or made except as set forth herein and that this Addendum is executed without reliance upon any statement or representation by Company or any person acting on its behalf.

11.  Knowing and Voluntary Waiver. Executive expressly acknowledges that the waiver of her claims, including but not limited to any and all claims arising under or pursuant to The Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §621 et seq..; The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e et seq.; The Civil Rights Act of 1991, 42 U.S.C. §1981(a) et seq.; The Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et seq.; The Sarbanes-Oxley Act of 2002; The Missouri Human Rights Act, 213.010 RSMo et seq..; The Missouri Service Letter Statute §290.140 RSMo et seq., and any and all other statutes or ordinances, and any and all claims arising under or pursuant to common law, is knowing and voluntary and that this waiver is part of this Addendum. Executive also expressly acknowledges that the waiver and the Addendum have been written in a manner calculated to be, and which is, understood by Executive, and Executive is not waiving rights for claims first arising under the Age Discrimination in Employment Act after the date this Addendum is signed and that the rights and claims that she is waiving are in exchange for consideration to which he is not otherwise entitled.

12.  Advice. Executive expressly agrees that: (1) she has carefully read and understands this Addendum; (2) she has been given twenty-one (21) days within which to consider this Addendum; (3) she has been advised to consult with an attorney regarding this Addendum, its meaning and application; and (4) she is signing this Addendum knowingly and voluntarily of her own free will and with the intent of being bound by it.

13.  Addendum Controls. To the extent that any provision of this Addendum conflicts with any provision of the Severance Agreement, said provision in this Addendum will supersede any such conflicting provision. Except as modified by this Addendum, the Severance Agreement dated May 11, 2004, and any other agreements between Executive and the Company shall remain in effect.

IN WITNESS WHEREOF, the Parties hereby execute this Addendum as of the date written below.

MAVERICK TUBE CORPORATION

		By:	/s/ C. Robert Bunch

		Name:	C. Robert Bunch

		Title:	CEO

Executive:

/s/ Pamela G. Boone
Pamela G. Boone

Dated:	March 14, 2005